SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                )

Filed by the registrant  ☒

Filed by a party other than the registrant  ☐

Check the appropriate box:

☒	Preliminary proxy statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Section 240.14a-12

Citizens Financial Corporation
(Name of Registrant as Specified in Its Charter)

Citizens Financial Corporation
(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

☒      No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)           Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

 (4)           Proposed maximum aggregate value of transaction:

                 (5)          Total fee paid:

         ☐      Fee paid previously with preliminary materials:

  ☐      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, schedule or registration statement no.:

(3)           Filing party:

(4)           Date filed:

CITIZENS FINANCIAL CORPORATION
12910 Shelbyville Road, Suite 300
Louisville, Kentucky 40243

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON _______, 2007

A special meeting of the shareholders of Citizens Financial Corporation (the “Company”) will be held on ________, 2007, at ________.m. local time, at the offices of the Company located at 12910 Shelbyville Road, Suite 300, Louisville, Kentucky 40243 (the “Special Meeting”) to consider and vote on the following matters:

1.
To approve a going private transaction by means of a reverse stock split (“Reverse Stock Split”) in which the Company’s Articles of Incorporation are amended such that all outstanding shares of the Company’s currently outstanding no par value Class A common stock (“Common Stock”) are reconstituted on the basis of one (1) new share of no par value common stock (“New Common Stock”) for each currently outstanding two hundred and fifty (250) shares of Common Stock, with cash in the amount of $7.25 per share of Common Stock being paid in lieu of any fractional shares of New Common Stock.  Once approved by the shareholders, the Reverse Stock Split will be effective on or about [effective date].

2.
To transact any other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.  The Board of directors is not aware of any other business to be conducted at the Special Meeting.

Only shareholders of record as of the close of business on [record date], the “Record Date,” are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof.  The Board of Directors recommends that you vote FOR the approval of the Reverse Stock Split.  Those shareholders who will receive cash in lieu of fractional shares if the Reverse Stock Split is approved are entitled to dissenters’ rights.  If order to perfect dissenters’ rights, you must comply in full with the requirements of the applicable Kentucky law.  A copy of the Kentucky statute providing for dissenters’ rights is attached as Appendix B to the proxy statement (the “Proxy Statement”) that is included with this notice.

The Board of Directors of the Company is soliciting proxies in connection with the above matters.  Shareholders are urged to read the Proxy Statement carefully and in its entirety, including the attached appendices.  The Proxy Statement is first being mailed to shareholders on or about [mail date].

Whether or not you plan to attend the Special Meeting, please submit your proxy as soon as possible to make sure that your shares are represented and voted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURE IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

By Order of the Board of Directors:

Darrell R. Wells
      President and Chief Executive Officer

Louisville, Kentucky
[mail date]

SUMMARY TERM SHEET

This summary is qualified in its entirety by the more detailed information set forth elsewhere in this Proxy Statement and therefore this Proxy Statement should be read in its entirety.

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The reverse stock split.  The Board of Directors of Citizens Financial Corporation (the “Company”), a Kentucky corporation, has reviewed and unanimously recommended and authorized an amendment to the Company’s Articles of Incorporation to effect a reverse stock split (“Reverse Stock Split”) whereby all outstanding shares of the Company’s currently outstanding no par value Class A common stock (“Common Stock”) shall be reconstituted on the basis of one (1) new share of no par value common stock (“New Common Stock”) for each currently outstanding two hundred and fifty (250) shares of Common Stock, with cash being paid in lieu of any resulting shares of New Common Stock as described immediately below. See “TERMS OF THE TRANSACTION - Amendment to Articles of Incorporation.”

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Fractional shares.  No certificates for fractional shares of New Common Stock will be issued.  Instead, holders of fractional shares will be paid $7.25 per share of Common Stock that becomes a fractional share as a result of the Reverse Stock Split.  Shareholders who own fewer than 250 shares of Common Stock immediately prior to the Reverse Stock Split will no longer be shareholders of the Company.  However, if a shareholder would prefer not to receive cash in lieu of fractional shares but would instead prefer to receive only New Common Stock, such a shareholder can, prior to [effective date] (the “Effective Date”), purchase through the market, to the extent available, such additional shares of Common Stock to make his or her holdings of Common Stock evenly divisible by 250 (and thereby not having a fractional share as a result of the Reverse Stock Split).  See “TERMS OF THE TRANSACTION - Fractional Shares.”

•
What you will receive.  Holders of Common Stock will receive one share of New Common Stock in exchange for every 250 shares of Common Stock they own of record and cash in lieu of any resulting fractional shares as described above.  See “TERMS OF THE TRANSACTION - Amendment to Articles of Incorporation.”

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Purpose.  The principal reason for the Reverse Stock Split is to bring the Company’s number of record holders of Common Stock below 300 so that the Company will no longer have the expense of filing reports with the Securities and Exchange Commission (“SEC”).  A second purpose is to provide shareholders owning fewer than 250 shares of Common Stock the opportunity to dispose of their stock easily and without having to pay brokerage commissions. Additionally, the Company will save the administrative expenses associated with maintaining and servicing a large base of shareholders who own relatively small numbers of shares.  See “SPECIAL FACTORS - Purposes of the Reverse Stock Split.”

•
Going private.  The principal reason for effecting the Reverse Stock Split is to bring the number of holders of record of Common Stock below 300 so that the Company will no longer have the expense of filing reports with the SEC.  Immediately following the Company’s certification to the SEC that it has fewer than 300 common shareholders of record, the Company’s obligations to file annual, quarterly, and current reports with the SEC will be suspended.  Its proxy and insider filing and other SEC reporting obligations will terminate 90 days thereafter.  As a result, there will be less information publicly available to the Company’s remaining shareholders, the public, and to market makers, and this could adversely affect the trading market and market value for the remaining shares.  See “SPECIAL FACTORS - Effects of the Reverse Stock Split.”

•
Expected effect of the reverse stock split on selected per share financial performance.   As of June 29, 2007, there were 1,586,111 shares of Common Stock outstanding.  Following the Reverse Stock Split, it is anticipated that there will be approximately 5,663 shares of New Common Stock outstanding.  As a result, certain per share metrics of financial performance will change.  See “OTHER INFORMATION – Financial Information.”

•
Why a reverse stock split and why now.  The Board of Directors considered alternatives to structuring the transaction as a reverse stock split, but decided that the reverse stock split format will ensure that the number of record shareholders of the Company will be fewer than 300 following the transaction and is designed to accomplish this objective with transaction-related expenses that are reasonable relative to the size of the transaction and the anticipated savings.  A major factor in the Board of Directors’ decision to effect the Reverse Stock Split at this time was the rapidly growing expense of maintaining the registration of the Company’s common stock under the Exchange Act.  See “SPECIAL FACTORS - Reasons for the Reverse Stock Split” and “SPECIAL FACTORS - Alternatives Considered.”

•
Fairness of the transaction.  The Board of Directors believes that the Reverse Stock Split is fair to the Company’s unaffiliated shareholders, including both those who will receive cash in lieu of fractional shares and those who will receive New Common Stock.  The Board of Directors considers the Reverse Stock Spit fair to the unaffiliated shareholders who will remain shareholders following the Reverse Stock Split because the Board of Directors views the savings expected to result from termination of registration under the Exchange Act and from the reduction in the number of shareholders as more than offsetting the loss of eligibility for listing on the Nasdaq Capital Market, the reduction in the amount of publicly-available financial information, and any other benefits of having stock registered under the Exchange Act.  In setting the price to be paid for fractional shares, the Board of Directors gave great weight to the opinion letter (“Fairness Opinion”) provided by Burke Capital Group (“Burke”), an independent financial advisor, that such price was fair, from a financial point of view, to the unaffiliated shareholders who will be cashed-out as a result of the Reverse Stock Split as well as to the unaffiliated shareholders who will not be cashed-out as a result of the Reverse Stock Split.  The Board of Directors noted that the price set by the Board of Directors, $7.25 per share, is an 11% premium over the closing bid price of the Common Stock on the trading day immediately preceding the date on which the Board of Directors selected the price.  The Board of Directors considered but rejected various other potential measures of value.  See “SPECIAL FACTORS - Fairness of the Transaction.”

•
Fairness of the process.  The Board of Directors obtained the Fairness Opinion from Burke in advance of its final decisions regarding the Reverse Stock Split.  The Board of Directors did not retain a representative or advisor on behalf of the unaffiliated shareholders to review or negotiate the transaction.  The Board of Directors concluded that the expense of such a step was not reasonable in relation to the size of the transaction being contemplated and concluded it could adequately establish the fairness of the Reverse Stock Split without such a step.  The Reverse Stock Split also was not structured so that approval of at least a majority of the unaffiliated shareholders is required.  The Board of Directors did not form a special committee of independent directors to review and approve the terms of the Reverse Stock Split.  With respect to all of the above, the Board of Directors concluded that there was sufficient independent representation in the decision-making at the Board of Directors level to protect the interests of the unaffiliated shareholders.  This decision was based on the fact that three of the five members of the Board of Directors are not controlled by, or under common control with, the Company, and these members of the Board of Directors are not employees of the Company.  See “SPECIAL FACTORS - Fairness of the Transaction.”

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Vote required and reservation of rights.  Under Kentucky law and the Company’s Articles of Incorporation and Bylaws, the amendment to the Articles of Incorporation to accomplish the Reverse Stock Split requires the affirmative vote of a majority of the votes cast by all holders of Common Stock.  The Company’s President and Chief Executive Officer, Darrell R. Wells (“Mr. Wells”), beneficially owns approximately 62% of the outstanding Common Stock, and the Company’s executive officers and directors as a group beneficially own approximately 64.5% of the outstanding shares.  Mr. Wells and the other directors and executive officers of the Company have indicated that they intend to vote “FOR” the Reverse Stock Split.  Assuming that they vote as they have indicated that they will, approval of the Reverse Stock Split is assured.  See “COMPANY INFORMATION – Interest in Securities of the Company” and “TERMS OF THE TRANSACTION – Vote Required.”

The Board of Directors reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse Stock Split is in the best interest of the Company.  The Board of Directors believes that it is prudent to recognize that, between the date of this Proxy Statement and the Effective Date, factual circumstances could possibly change such that it might not be appropriate or desirable to complete the Reverse Stock Split at that time or on the terms currently proposed.  Such factual circumstances could include the number of dissenting shareholders, a material change to the Company’s business, or litigation affecting the Company’s ability to proceed with the Reverse Stock Split.  See “TERMS OF THE TRANSACTION – Reservation of Rights.”

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Effective date.  Assuming shareholder approval is received, the Company anticipates that the Reverse Stock Split will be effective on [effective date].  See “TERMS OF THE TRANSACTION - Amendment to Articles of Incorporation.”

•
Post-Split Exchanges and Transfers.   All certificates representing issued and outstanding shares of Common Stock immediately prior to the Reverse Stock Split will be cancelled and must be returned to the Company.  A letter of transmittal describing how to collect any cash to be paid in lieu of fractional shares and receive certificates for shares of New Common Stock is being mailed to shareholders in conjunction with the mailing of this Proxy Statement.  Transfers of New Common Stock will not be permitted until a shareholder’s old certificates have been properly surrendered.  See “TERMS OF THE TRANSACTION – Post-Split Exchanges and Transfers.”

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Source of funds.  The Company estimates that approximately $1,234,900 will be required to purchase fractional shares resulting from the Reverse Stock Split.  The Company also estimates that expenses connected with the Reverse Stock Split will total approximately $90,000.  The Company plans to borrow the funds related to the Reverse Stock Split from Mr. Wells.  The amounts borrowed will expand an existing loan agreement between the Company and Mr. Wells.  The outstanding principal under that loan agreement is callable upon 90 days notice and is otherwise due on June 30, 2008.  Interest is payable quarterly at an annual rate equal to the greater of 6% or the prime lending rate plus 1%.  The Company anticipates making payments on the loan, as to both debt incurred in connection with the Reverse Stock Split and the existing balance of the loan prior to the Reverse Stock Split, from savings generated from the Reverse Stock Split.  The Company anticipates that Mr. Wells will extend the maturity of the loan each year until the loan is repaid, although such extensions are not guaranteed.  The Company has not arranged an alternative source for financing the Reverse Stock Split in the event Mr. Wells fails to loan the Company the funds as indicated.  See “COMPANY INFORMATION – Interests of Certain Parties in the Reverse Stock Split” and “OTHER INFORMATION – Source and Amount of Funds.”

•	Tax consequences. The issuance of the New Common Stock in exchange for the Common Stock will be treated as a tax-free recapitalization for federal income tax purposes. Accordingly, the exchange of shares will not result in the recognition of gain or loss to a shareholder, and the adjusted tax basis of a shareholder in and holding period for the stock will not change.  Shareholders who receive cash in lieu of fractional shares will recognize a capital gain or loss to the extent of the difference between the shareholder’s tax basis in such shares and the amount of cash received in exchange therefor.  See “SPECIAL FACTORS - Federal Income Tax Consequences.”

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Dissenters’ rights.  A shareholder who will receive cash in lieu of fractional shares upon implementation of the Reverse Stock Split has the right under Kentucky law to demand the appraised value of such shareholder's shares of Common Stock if the shareholder votes against the Reverse Stock Split and complies with certain other procedural matters.  See “OTHER INFORMATION – Dissenters’ Rights,” and Appendix B to this Proxy Statement.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

When used in this document, the words or phrases “will likely result,” “are expected to,” “anticipate,” “estimate,” “project,” or similar expressions are intended to identify “forward-looking statements.”  Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from results presently anticipated or projected.  You should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Actual results may differ materially from any opinions or statements expressed with respect to future periods in any current statements in this document or in the Company’s other filings with the SEC.

SPECIAL FACTORS

Background of the Reverse Stock Split.  On May 23, 2007, the SEC adopted final guidance regarding compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”).  The SEC also announced its decision not to delay the deadlines for implementation of Section 404 of SOX for non-accelerated filers, such as the Company.  These decisions prompted Messrs. Wells, Cornett, and Schweitzer, acting in their respective capacities as officers of the Company, to analyze the activity and expenses necessary to comply with the requirements of Section 404 of SOX and the benefits, expenses, and exposures of maintaining the registration of the Company’s common stock under the Exchange Act.

On June 11, 2007, Messrs. Wells and Cornett contacted counsel to discuss these issues and the alternatives to maintaining registration of the Company’s common stock under the Exchange Act.  This analysis was presented to the Board of Directors, with all directors in attendance, at a regular meeting of the Board of Directors held on June 14, 2007.  At that meeting, the Board of Directors discussed the relative advantages and disadvantages of maintaining the registration of the Company’s common stock under the Exchange Act, various transactions that could be used to terminate such registration and their relative advantages and disadvantages, an analysis of the Company’s shareholder’s list to determine the effects of various reverse split ratios, information to consider regarding the fair value of fractional shares should a reverse stock split be pursued, and information to consider regarding steps that could be taken to provide procedural fairness should a reverse stock split be pursued.  At the conclusion of this meeting, the Board of Directors requested that management develop additional information regarding a potential reverse stock split and authorized the engagement of Burke Capital Group, as independent financial advisor, to prepare an analysis of the fair market value of the Common Stock and to provide a range of prices that Burke would deem to be fair to unaffiliated shareholders, including both those who might receive cash in lieu of fractional shares as the result of a potential reverse stock split as well as those who might receive post-split shares of the Company’s common stock as the result of a potential reverse stock split.  On June 18, 2007, Messrs. Wells, Cornett, and Schweitzer discussed these issues further with counsel.

On June 29, 2007, the Board of Directors held a special meeting, with all directors in attendance and counsel present for a portion of the meeting by telephone.  At that meeting, the Board of Directors reviewed and discussed with representatives of Burke their report of the valuation of the Common Stock as of June 22, 2007 and the valuation methodologies used therein.  The Board of Directors also discussed other potential measures of fair value for the Company’s Common Stock as further described in “- Fairness of the Transaction.”  In addition, the Board of Directors reviewed and discussed the decision points needed in connection with a reverse stock split transaction and the steps needed to accomplish such a transaction.  At the end of this meeting, Mr. and Mrs. Wells, as control shareholders, absented themselves from the meeting and the independent members of the Board of Directors unanimously voted in favor of the Reverse Stock Split with the terms and conditions as discussed in this Proxy Statement.  The Company issued a press release announcing the proposed Reverse Stock Split on July 2, 2007.

For more information on the substance of the deliberations of the Board of Directors at the meetings discussed above, please see the sections below titled “Purposes of the Reverse Stock Split,” “Reasons for the Reverse Stock Split,” “Alternatives Considered,” “Effects of the Reverse Stock Split,” and “Fairness of the Transaction.”

Purposes of the Reverse Stock Split.  The principal reason for the Reverse Stock Split is to bring the number of record holders of Common Stock below 300 so that the Company will no longer have the expenses associated with being an SEC-reporting company, while still enabling the Company to pursue its business plans without significant change.  In addition to eliminating the legal, accounting, and other costs associated with making filings as an SEC-reporting company, the Company’s management and employees will no longer be required to spend time preparing reports required of SEC-reporting companies.  The reasons for undertaking the Reverse Stock Split now are described below in “Reasons for the Reverse Stock Split.”  The Reverse Stock Split will reduce the number of the Company’s shareholders from approximately 2,388 to approximately 159.  Immediately following the Company’s certification to the SEC that it has fewer than 300 common shareholders of record, the Company’s obligations to file annual, quarterly, and current reports with the SEC will be suspended.  Its proxy filing and other SEC reporting obligations will terminate 90 days thereafter.

Another purpose of the Reverse Stock Split is to allow shareholders owning fewer than 250 shares of Common Stock to dispose of their stock easily and without having to pay brokerage commissions.

An additional purpose for the Reverse Stock Split is to reduce the expenses resulting from administering a large number of small shareholder accounts.  The expense of administering accounts of small record shareholders is disproportionate to their ownership interest in the Company.  As of June 29, 2007, approximately 2,229 shareholders of record held 249 or fewer shares of Common Stock.  These shareholders only hold approximately 9% of the Company’s outstanding Common Stock.  A disproportionate amount of the Company’s administrative expenses relating to shareholder accounts and reporting requirements are attributable to these shareholders.

The Board of Directors noted that the Company has not used Common Stock to raise capital or make acquisitions for many years.  The Board of Directors does not believe that the Company will use Common Stock for such purposes in the foreseeable future.

Reasons for the Reverse Stock Split.  The Board of Directors elected to structure the proposed transaction as a Reverse Stock Split because (1) it ensures that the number of record shareholders of the Company will be fewer than 300 following the transaction, (2) it involves transaction-related expenses that are reasonable relative to the size of the transaction and the anticipated savings, and (3) it allows shareholders owning fewer than 250 shares of Common Stock to dispose of their stock easily and without having to pay brokerage commissions.

A significant factor in the timing of the Reverse Stock Split is the recognition by the Company’s Board of Directors that the expenses associated with maintaining registration of the Common Stock under the Exchange Act have increased significantly over the past few years, and the belief of the Company’s Board of Directors that additional significant increases to such expenses can be expected in the near term.  For example, starting with the audit of fiscal year 2008, management estimates there will be additional annual fees of approximately $175,000 to obtain the independent accountant opinion regarding the Company’s internal controls as required by Section 404 of SOX.  If the Company does not de-register promptly, it will also be forced to incur significant one-time costs associated with compliance with Section 404 of SOX.

The Company incurs significant direct and indirect costs complying with its periodic reporting and other obligations under the Exchange Act, including:  the legal, accounting, printing, mailing, public relations, compliance, and administrative costs of preparing, reviewing, printing, and distributing the reports and other filings required under the Exchange Act; the broker and transfer agent charges for forwarding materials to beneficial holders of Common Stock; the management time and attention expended in preparing and reviewing such reports and other filings; and the disadvantage of publicly disclosing detailed operational and financial information of the Company when non-public competitors are not required to make comparable disclosures.

The estimated savings to the Company of no longer maintaining registration under the Exchange Act are categorized as follows:

Estimated Annual Savings
Audit fees (including annual SOX Section 404 opinion)	$300,000
Legal fees	60,000
Shareholder communications (printing, mailing, etc.)	16,000
Nasdaq listing fee and stock transfer costs	37,000
Director and officer insurance and fees	74,000
Internal personnel expense (time savings)	65,000
Total	$552,000

Estimated One-Time Savings
SOX consulting	$132,000
Internal personnel expense (time savings)	40,000
Total	$172,000

In reviewing the estimated savings from the termination of the Company’s common stock under the Exchange Act, it is important to note that the Company’s insurance subsidiaries, the only significant assets of the Company, are required by state regulatory authorities to prepare their financial statements in accordance with statutory accounting principles (“SAP”) and not generally accepted accounting principles (“GAAP”).  Significant differences between SAP and GAAP are discussed in the notes to the Company’s annual financial statements.  The Company’s management primarily uses SAP financial information for managing the operations of the Company.  Therefore, the costs of preparing GAAP financial information are incurred primarily for complying with the requirements of the Exchange Act.  Shareholders may obtain SAP financial information on the Company’s insurance subsidiaries through the Company, the state insurance departments for those states in which the insurance subsidiaries are licensed to conduct business, and through the National Association of Insurance Commissioners.

While management believes that the annual savings noted above represent a reasonable estimate, it is possible that the actual savings resulting from the Reverse Stock Split will be more or less than the amount estimated.  The Company cannot guarantee that the benefits of the termination of registration under the Exchange Act will be accomplished as rapidly as currently expected, or at all.

The Board of Directors also believes that holders of fewer than 250 shares of Common Stock may be deterred from selling their shares because of the brokerage commissions involved in such a sale.  Commissions on a sale of a small number of shares of stock may be significant in relation to the market value of the shares involved.  The Board of Directors believes that the relatively small financial investment in the Company by those shareholders owning fewer than 250 shares of Common Stock limit those shareholders’ opportunities to realize the value of their shares through market transactions.  Small lots of stock often sell poorly, with numerous shareholders frozen into very small investment positions from which they can extricate themselves only with the payment of a brokerage fee that is disproportionate to the actual per share value of the stock to the small shareholder.  In that regard, the Board of Directors noted that approximately 1,644 of the Company’s 2,388 shareholders of record at June 29, 2007 owned fewer than 100 shares of Common Stock.

The ratio of 1-for-250 used in the Reverse Stock Split was selected by the Board of Directors as it was the smallest ratio that would bring the number of shareholders of record safely under 300 while resulting in the smallest number of fractional shares.

Alternatives Considered.  The Board of Directors considered other means of reducing the number of shareholders below 300 while still enabling the Company to pursue its business plans without significant change.

The Board of Directors considered and rejected making a tender offer. The Board of Directors determined it is not sufficiently predictable whether enough holders of small numbers of shares would make the effort to tender their shares, and such offer would be required to be extended to all shareholders, so the desired result of reducing the number of shareholders below 300 would not be assured.  In addition, by extending the offer to all shareholders, the cash cost could be much greater, which would raise financing issues deemed by the Board of Directors to be inappropriate at this time.

The Board of Directors considered and rejected a merger in which holders of odd lots would have had their shares converted automatically into a right to receive a cash payment.  Under this alternative, a merger would have been coordinated with a shell corporation by which stock of the newly merged entity would be issued to Company shareholders, with shareholders owning fewer than a threshold number of shares being cashed out in connection with the merger.  While, like the Reverse Stock Split, a merger would have guaranteed the success in reducing the number of shareholders below 300, a merger transaction would have required the establishment of a new corporate entity and entitled all shareholders, as opposed to only those receiving cash in lieu of fractional shares, to dissenters’ rights, which could result in additional transaction expenses.  While, but for the possibility of increased shares having to be purchased as a result of dissenters’ rights, a merger might have resulted in fewer fractional shares to be purchased (as the Reverse Stock Split creates some fractional shares among shareholders owning more than 250 shares of Common Stock whereas a merger would not), the Board of Directors viewed the benefits of the Reverse Stock Split over a merger (primarily, the Reverse Stock Split’s simplicity to effect and explain) as more than offsetting the relatively small number of additional fractional shares created through the Reverse Stock Split.

The Board of Directors considered a reclassification transaction.  Under this alternative, the Company would create a new class of stock, and then a certain group of shareholders would be required, through a merger or charter amendment, to convert all of the shares of Common Stock held by them prior to the transaction into the newly created class of stock.  Under this alternative, the Company would not be required to pay any cash in order to complete the transaction.  The objective of the transaction is to divide the shareholders of the Company into classes of stock that have fewer than 300 shareholders of record in each class of stock.  This type of transaction is usually initiated when only one or two additional classes of stock will be created.  Given the large number of Company shareholders and the relatively large number of classes of stock that would be required to insure that no one class had more than 300 shareholders, the Board of Directors did not believe that a reclassification transaction was feasible.

Effects of the Reverse Stock Split.  The Reverse Stock Split will decrease the number of outstanding common shares from 1,586,111 shares of Common Stock to approximately 5,663 shares of New Common Stock and reduce the number of shareholders from approximately 2,388 to approximately 159.

As soon as practicable after the Effective Date, the Company intends to notify the SEC of the reduction of the Company’s shareholder base to fewer than 300 shareholders of record.  This notification will automatically suspend the Company’s obligation to file annual, quarterly, and current reports.  Beginning 90 days thereafter, the Company’s remaining filing obligations relating to the Exchange Act registration of the Common Stock, such as proxy and insider filing requirements, will terminate.  Upon termination of Exchange Act registration, the amount of information publicly available to the Company’s remaining shareholders, the public, and to market makers will be significantly reduced, and this could adversely affect the trading market and market value for the remaining shares.  Generally, broker-dealers may give less attention to companies that do not file reports with the SEC.  As a result, the market price for the New Common Stock may be lower than it would otherwise be.  The reduced flow of information may also cause the trading prices of the shares that are not purchased to be more volatile.  However, the Company is unable to predict with certainty the effect of the termination of Exchange Act registration on either the market price of the New Common Stock or the volatility of such price.  Further, the Company expects to save an estimated $552,000 per year as of result of eliminating the costs of complying with the Exchange Act (although the Company will incur an interest expense to finance the Reverse Stock Split).

The Common Stock is currently traded on the Nasdaq Capital Market.  Upon termination of Exchange Act registration, the New Common Stock will not be eligible to be traded on the Nasdaq Capital Market.  Market makers may seek to have the New Common Stock quoted on the Pink Sheets, a centralized quotation service that collects and publishes market maker quotes for over-the-counter securities.  Whether or not the New Common Stock is quoted in the Pink Sheets is not dependent on the Company taking or failing to take some action in that regard.  In order for the New Common Stock to be quoted in the Pink Sheets, it is necessary that one or more broker-dealers act as market makers and sponsor the New Common Stock on the Pink Sheets.  While the Company expects that one or more broker-dealers will take the actions necessary for the New Common Stock to be quoted in the Pink Sheets, there can be no assurance that any broker-dealer will be willing to take such actions.

The Reverse Stock Split also gives shareholders owning fewer than 250 shares of Common Stock the opportunity, which cannot be predicted to reoccur, to sell their stock at a price related to current market prices without incurring the cost of service fees or a broker’s commission.  Shareholders who receive cash in lieu of fractional shares will have no further interest in the Company with respect to cashed out shares and will no longer be entitled to vote as a shareholder or share in the Company’s assets or earnings, if any, with respect to such cashed out shares.

The Reverse Stock Split will not alter voting rights or other rights of shareholders.

For information on the accounting and financial effects of the Reverse Stock Split see “OTHER INFORMATION – Financial Information– Pro Forma Financial Information.”

The Reverse Stock Split will exchange any fractional shares held following the Effective Date for cash.  As a result, the percentages of beneficial ownership of each shareholder following the Effective Date may change.  Because the Company currently has a large number of shareholders who hold fewer than 250 shares of Common Stock, and holders of fewer than 250 shares of Common Stock at the Effective Date will receive cash for their fractional shares but will not receive New Common Stock as a result of the Reverse Stock Split, the relative ownership percentages of holders of the Company’s Common Stock who remain holders of New Common Stock following the Effective Date is likely to increase.  For example, the directors and executive officers of the Company are currently the beneficial owners of approximately 64.5% of the Common Stock.  As a result of the Reverse Stock Split, it is expected that the directors and executive officers of the Company will beneficially own approximately 72.2% of the New Common Stock.  See also “COMPANY INFORMATION – Interest in Securities of the Company.”  However, holders of fewer than 250 shares of the Company’s Common Stock who wish to remain shareholders of the Company following the Reverse Stock Split may purchase additional shares of the Common Stock, subject to availability, prior to the Effective Date.  To the extent that any such shareholders will hold more than 250 shares of Common Stock at the Effective Date, they will receive at least one share of New Common Stock as a result of the Reverse Stock Split, and will remain shareholders of the Company.  All shareholders whose holdings of Common Stock are not evenly divisible by 250 at the Effective Date, including the directors and executive officers of the Company, will receive cash in lieu of fractional shares.

The federal tax consequences related to the Reverse Stock Split are described below under “– Federal Income Tax Consequences.”

The Company currently has no plans to change the corporate structure or business of the Company following the Reverse Stock Split.  The Company is not currently contemplating any extraordinary transaction, such as a merger, reorganization, or liquidation; any purchase, sale, or transfer of a material amount of assets; any material change in the present dividend policy, indebtedness, or capitalization; or any change in the present Board of Directors or management.  While the Company has no current plans with regard to the items listed above, the Company is in a dynamic environment.  Given this environment and the Company’s relatively small size, as opportunities and challenges arise, the Company might indeed pursue a material transaction from the types listed above.

The Company has on occasion in the past purchased shares of its common stock on the open market and may continue to do so in the future.  The Company currently has no plans to materially increase the volume of such purchases following the Reverse Stock Split.  The termination of Exchange Act registration will reduce the restrictions on the Company and its affiliates related to the purchase and sale of the Company’s common stock.

Fairness of the Transaction.  The Board of Directors believes that the Reverse Stock Split is fair to the Company’s unaffiliated shareholders, including both those who will receive cash in lieu of fractional shares and those who will receive shares of New Common Stock.  The Reverse Stock Split was unanimously approved by the Board of Directors, with Mr. and Mrs. Wells, as control shareholders, abstaining from the vote.

Fairness of the Substance of the Transaction

The Board of Directors considered the Reverse Stock Split fair to the unaffiliated shareholders who will receive shares of New Common Stock in that the Board of Directors viewed the savings to be generated from the termination of registration under the Exchange Act and from the reduction in the number of shareholders as more than offsetting the loss of eligibility for listing on the Nasdaq Capital Market, the reduction in the amount of publicly-available financial information, and any other benefits of having stock registered under the Exchange Act.  Such savings are estimated at over $550,000 per year, with additional one-time savings of over $170,000 (although the Company will incur interest expense in connection with financing the Reverse Stock Split and one-time expenses of approximately $90,000 to effect the Reverse Stock Split).

Based on the factors noted below, the Board of Directors considered the price to be paid for fractional shares to be fair to both those unaffiliated shareholders who will receive cash in lieu of fractional shares and those unaffiliated shareholders who will receive shares of New Common Stock.  None of the factors that the Board of Directors considered led the Board of Directors to believe that the transaction is unfair to unaffiliated shareholders.

In setting the price to be paid for fractional shares, the Board of Directors gave great weight to the valuation analysis provided by Burke that determined that a fair price to be paid for fractional shares was in the range of $7.01 to $7.36 per share.  Burke determined that such a price was fair, from a financial point of view, to both the unaffiliated shareholders who will receive cash in lieu of fractional shares and those unaffiliated shareholders who will receive shares of New Common Stock.  See “SPECIAL FACTORS – Opinion and Report of Financial Advisor.”

The Board of Directors considered recent and historical trades of the Company’s Common Stock.  The Common Stock has traded in recent years on the Nasdaq Capital Market.  That market has represented the principal outlet for a shareholder who wished to dispose of his or her shares.  The Board of Directors viewed that market as a good indicator of what a willing buyer would pay to a willing seller, neither one of whom is under any compulsion to buy or sell, after considering such factors as their estimate of the Company’s value as a whole, its earnings and performance history, its prospects, the prospects of the industry as a whole, an assessment of the control parties and management of the Company, and other factors that typically bear on a common stock purchase or sale decision.  The cash price determined by the Board of Directors to be paid for fractional shares, $7.25, exceeds the price a shareholder selling his or her shares would likely receive (but for the Reverse Stock Split), based on recent Nadaq quotations, and the Reverse Stock Split provides a means for a small shareholder wishing to dispose of his or her shares to do so without brokerage costs.  The Board of Directors noted that the 52-week high price of the Common Stock reported by Nasdaq as of the trading day immediately preceding was less than $7.25.  The Board of Directors noted that if a shareholder would prefer not to receive cash in lieu of fractional shares but would instead prefer to receive only New Common Stock, such a shareholder can purchase, subject to availability, prior to the Effective Date, additional shares of Common Stock through the market in order to make his or her holdings of Common Stock evenly divisible by 250 (and thereby not having a fractional share as a result of the Reverse Stock Split).  By doing so, a Common Stock shareholder who on the Record Date owns fewer than 250 shares may elect to remain a shareholder and continue to participate in the equity of the Company.  The cash price to be paid for fractional shares represents an 11% premium over the closing bid price of the Common Stock on the trading day immediately preceding June 29, 2007.

The Board of Directors noted that the Company, a member of its Board of Directors, and certain of its executive officers had purchased shares of Company Common Stock in 2006 and 2007.  Such purchase prices ranged from $5.01 to $6.67, with an average per share price of $6.23.  The cash price to be paid for fractional shares is a premium over any of these values.  See “COMPANY INFORMATION – Interest in Securities of the Company” for additional information on these purchases.

The Board of Directors did not view net book value to be a reliable measure of fair value.  The Board of Directors noted that net book value does not state all assets and liabilities at market value nor does it take into account the other considerations that might be part of the “willing buyer/willing seller” evaluation discussed above.  In the Company’s financial statements, certain assets are reflected at market value (such as fixed maturities available for sale, equity securities, and cash) whereas others are not (such as real estate and property and equipment).  Also, liabilities are generally not reflected at market value.  Significantly, contract reserves, which represent over 82% of the Company’s total liabilities, are not reflected at market value but are generally reflected based on assumptions as to investment yields, mortality, withdrawals, and dividends that were made at the time the contracts were issued or, for contracts acquired by purchase, at the purchase date.  So, while the Company has recognized the unrealized losses (approximately $1,696,765 at December 31, 2006) from the Company’s fixed maturities available for sale resulting primarily from changes in the interest rate environment from the point such securities were purchased, each of the Company’s contract reserves continue to be reflected based on historical interest rates.  Were the Company’s contract reserves to be revalued based on current market interest rates, such liability values would change and thereby change the net book value.  No study has been performed to determine the value of the contract reserves based on current assumptions and to restate other liabilities and assets that are not currently so stated at fair value.  Such a study would be based on a large number of subjective assumptions and be very expensive to perform.  Given the other considerations discussed herein, the Board of Directors decided not to pursue such a study.

The Board of Directors viewed the liquidation value of the Company to be an inappropriate measure for the purpose of evaluating the cash price to be paid for fractional shares.  There is no present intention of liquidating the Company or selling a substantial portion of its assets.  The Company’s principal shareholder is not considering the sale of his interest or the sale of the Company as a whole.  Further, the Reverse Stock Split will only result in the termination of an equity interest by the shareholders reduced to fractional shares as a result of the Reverse Stock Split.  The total of all such shares represent only about 11% of the total outstanding shares of Common Stock prior to the Reverse Stock Split and the maximum amount applicable to any single shareholder is only 249 shares of Common Stock.  Liquidation value is also a difficult concept to apply to a life insurance enterprise, such as the Company.  Liquidation value involves valuing the individual assets of a company as if each asset were to be sold and determining the resulting value of the company after satisfying the company’s liabilities.  For many industries, liabilities are neither significant nor long term.  However, a life insurance enterprise’s liabilities are both significant and long term (continuing until the last policy has terminated by death, surrender, or lapsing).  While valuing the Company’s assets on a liquidation basis would be relatively simple, since the primary assets are marketable securities, the determination of the offsetting liability value would be difficult, based on a large number of subjective assumptions, and would be relatively expensive to perform.  Given the other considerations discussed herein, the Board of Directors decided not to pursue the valuation of the liabilities to pursue the liquidation value approach.

Since the Company has had an erratic history of earnings, the Board of Directors viewed a comparison to industry price-earnings multiples as inappropriate.  The Company had a loss per share for 2006 of $.51 and a loss per share for the first quarter of 2007 of $.11.   The Company has had a net loss in three of the last six years.  Price-earnings multiples are not applicable with regard to net losses.  Given the relatively small size of the Company’s insurance operations, the Company is subject to a greater degree of volatility in mortality, morbidity, and other aspects of policy-related performance than larger insurance operations.  This volatility makes any attempt to predict a “normal” pattern of earnings quite speculative.

An indicator of going concern value is the discounted future cash receipts approach.  Given the other considerations discussed herein, the Board of Directors decided not to pursue this approach due to the volatility in the Company’s recent history, which makes setting assumptions regarding future performance less reliable, and due to the significance of the subjective assumptions that would be involved in such an approach, as well as the expense associated with the approach.

There have been no offers for the Company, nor have any offers been solicited.

Based on the above, the Board of Directors set the price to be paid for fractional shares resulting from the Reverse Stock Split at $7.25 per share.

On June 29, 2007, Burke rendered the Fairness Opinion to the effect that, as of that date and based upon and subject to the various assumptions and limitations stated therein, the price to be paid for fractional shares resulting from the Reverse Stock Split, $7.25 per share, was fair from a financial point of view to both shareholders who will be cashed out and shareholders who will retain an equity interest in the Company.  A copy of Burke’s written Fairness Opinion is attached as Appendix C to this Proxy Statement and incorporated by reference.  Shareholders should read the entire Fairness Opinion carefully.  The Fairness Opinion does not constitute a recommendation by Burke to any shareholder as to how the shareholder should vote on the Reverse Stock Split at the special meeting or any other matter.  See “SPECIAL FACTORS – Opinion and Report of Financial Advisor.”

Fairness of the Process

In addition to the fairness of the substance of the transaction, the Board of Directors believes that the process by which decisions were made regarding the Reverse Stock Split is fair to the Company’s unaffiliated shareholders who will be cashed out and to those who will retain an equity interest in the Company as a result of the transaction.

As noted above, the Board of Directors engaged an independent financial advisor, Burke, to prepare the Fairness Opinion with respect to the Reverse Stock Split.

The Board of Directors made note of the fact that shareholders will be entitled to vote on the Reverse Stock Split and that those who will receive cash in lieu of fractional shares of New Common Stock will be entitled to dissenters’ rights under Kentucky law (see “OTHER INFORMATION – Dissenters’ Rights”).  It also noted that shareholders can purchase, subject to availability, prior to the Effective Date, such additional shares of Common Stock through the market in order to make their holdings of Common Stock evenly divisible by 250 and thereby avoiding the result of fractional shares from the Reverse Stock Split.

The present five-member Board of Directors of the Company has three independent members (i.e., members who are not controlled by, or under common control with, the Company and who are not employees of the Company).  All of the independent members of the Board of Directors voted in favor of the Reverse Stock Split.  No representative or advisor was retained by such members on behalf of the unaffiliated shareholders to prepare a fairness evaluation or otherwise appraise or negotiate the proposed transaction.  No independent committee composed of the three independent members of the Board of Directors was formed to appraise or negotiate the proposed transaction.  The independent members considered whether to form such a committee and concluded that they had sufficient independence within the framework of the entire Board of Directors so as to make such a committee unnecessary.  With respect to the foregoing, it should be noted that Mr. and Mrs. Wells absented themselves from the portion of the Board of Directors meeting during which the vote was taken regarding whether or not to engage in the Reverse Stock Split and from the selection of the cash price to be paid in lieu of fractional shares.  The independent directors also concluded that they had sufficient independence to fairly represent the interests of the unaffiliated shareholders without the expense of retaining an external representative or advisor to negotiate the proposed transaction.

The Reverse Stock Split was not structured so that approval of at least a majority of unaffiliated shareholders is required.  The Company found that only a very small portion of the unaffiliated shareholders ever responded to the solicitation of proxies.  With this history in mind, the Board of Directors concluded not to structure the Reverse Stock Split to require the approval of a majority of the unaffiliated shareholders due to the concern that with a light return of proxies that shareholders representing relatively few shares could unduly influence the results of the solicitation.  Given the other considerations discussed herein, the Board of Directors concluded that the fairness of the transaction could be determined without structuring the transaction to require the approval of at least a majority of the unaffiliated shareholders.

The Company and its Board of Directors and executive officers have not made any provision for granting unaffiliated holders of Common Stock access to the Company’s records, beyond the inspection and other rights that might be available under Kentucky law, or to obtain counsel for unaffiliated holders at the expense of the Company and its Board of Directors and executive officers.  The Board of Directors believes that it has the experience and independence to determine the fairness of the transaction without such provisions.

Determination of Fairness by Other Filing Persons.  Darrell R. Wells and his wife, Margaret A. Wells, in addition to the Company, may be deemed to be “filing persons” for purposes of this transaction.  Mr. Wells is President and Chief Executive Officer of the Company, and serves on the Company’s Board of Directors, and Mrs. Wells also serves on the Company’s Board of Directors.  Together, Mr. and Ms. Wells beneficially own 980,997 shares of the outstanding Common Stock, representing approximately 62% of the outstanding shares.  Mr. Wells is also extending the financing for the Reverse Stock Split as described in “- Interests of Certain Parties in the Reverse Stock Split.”

For all filing persons, the purposes and reasons for engaging in the Reverse Stock Split, alternatives considered and analyses regarding substantive and procedural fairness of the Reverse Stock Split to unaffiliated shareholders receiving cash or New Common Stock as a result of the Reverse Stock Split were the same as those of the Board of Directors of the Company as a whole, and each of these filing persons adopted the analyses of the Board of Directors with respect to these issues.  Based on these factors and analyses, each other filing person in addition to the Company has concluded that the Reverse Stock Split is procedurally and substantively fair to the Company’s unaffiliated shareholders who will receive cash and to those who will receive New Common Stock.

Opinion and Report of the Financial Advisor.  The Company retained Burke to act as an independent financial advisor with respect to the Reverse Stock Split.  Burke is a nationally recognized investment banking firm.  In the ordinary course of its investment banking business, Burke is regularly engaged in the valuation of companies and their securities in connection with mergers, acquisitions, and other corporate transactions.  During the past two years, there has been no other material relationship between the Company and Burke and their respective affiliates, and no future material relationship is contemplated. The amount of consideration paid or payable by the Company in connection with this engagement is $15,000 in professional fees and up to $5,000 of expenses. The consideration was not contingent upon the outcome of the analysis performed by Burke.  Burke was not provided with any specific instructions or guidelines by the Company in the preparation of the Fairness Opinion and there were no limitations imposed on Burke by the Company in the preparation of the Fairness Opinion.

Burke’s financial advisory role included providing a valuation report detailing the range of fair value of the Company’s Common Stock to be used by the Board of Directors to determine the price to be paid for fractional shares that result from the Reverse Stock Split.  Burke also delivered a written opinion as to the fairness of the price selected by the Board of Directors to be paid for such fractional shares, from a financial point of view, to both those unaffiliated shareholders who will receive cash in lieu of fractional shares and those unaffiliated shareholders who will receive shares of New Common Stock.  Burke has permitted such Fairness Opinion to be included in its entirety in this Proxy Statement (see Appendix C), but because Burke was engaged to provide its written opinion solely for the benefit of the Board of Directors in connection with the Reverse Stock Split, its opinion may not be relied upon by any other person or entity or for any other purpose.  Burke’s valuation report, dated June 22, 2007, will be made available for inspection and copying during ordinary business hours at the Company’s executive offices by any interested shareholder of the Company or any representative of the shareholder designated by the shareholder in writing.  Upon written request, the Company will furnish a copy of the valuation report to any interested shareholder of the Company at the expense of the requesting shareholder.  The valuation report has also been filed with the SEC as an exhibit to the Company’s Schedule 13E-3 (see “OTHER INFORMATION – Available Information”).

Prior to rendering its opinion, Burke reviewed and analyzed, among other things, (1) the Company’s annual report on Form 10-K as of December 31, 2006 and the audited financial statements for the years 2005 and 2006 contained therein, (2) the Company’s quarterly report on Form 10-Q as of March 31, 2007 and the unaudited financial statements contained therein, (3) explanations of any significant non-recurring charges over the last three years, (4) an internal Company financial projection for the year 2007, (5) the capital structure of the Company and the level of concentration of ownership in the Company’s voting stock, (6) transactions in the stock of the Company over the last twelve months, (7) economic and demographic information for the primary markets in which the Company operates, (8) trading statistics involving comparable life insurance companies, and (9) recent going private transactions and associated premiums.

The information Burke relied upon was derived from sources Burke believes to be credible, but the accuracy and completeness of such information cannot be guaranteed.  Burke did not assume any obligation to independently verify any of the information.

In accordance with customary valuation practice, Burke employed generally accepted valuation methods in reaching its opinion.  The following is a summary of the material financial and comparative analyses utilized by Burke in arriving at its opinion.  It does not purport to be a complete description of the presentation of Burke to the Board of Directors or the analyses performed by Burke.  The preparation of a fair value opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.  Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create a misleading or an incomplete view of the process underlying Burke’s fair value opinion.

Burke relied upon the examination of publicly traded comparable companies, the premiums paid for similar going private transactions, and the Company’s historical trading price and volume (together the “market approach”) to derive a value for the Company’s Common Stock.

U.S. Comparable Public Companies Analysis

Burke selected as proxies of the Company’s value the stocks of publicly traded life insurance companies with market capitalizations of less than $1 billion and with similar business philosophies and financial snapshots as the Company.  The public comparables approach utilizes the multiples of price/last twelve months (“LTM”) earnings, price/book value, price/tangible book value, and price/earnings before interest, depreciation, and amortization (“EBITDA”) to estimate value.

The companies included in the analysis were: National Western Life Insurance Company, Presidential Life Corporation, Kansas City Life Insurance Company, Independence Holding Company, Penn treaty American Corporation, KMG America Corporation, American Independence Corporation, Security National Financial Corporation, UTG Inc., Kentucky Investors Inc., and North Coast Life Insurance Company.

The selected public comparable companies had a median price/LTM earnings multiple of 15.51x, a median price/book value multiple of 0.73x, a median price/tangible book value of 0.77x, and a median price/EBIDTA multiple of 9.25x.  Burke concluded that the price/book value and the price/tangible book value multiples are the relevant trading metrics that drive valuation due to the Company’s current earnings profile and profitability outlook.  After applying a 50% weighting to both relevant trading metrics, Burke calculated an implied public equity valuation of $6.69 per share.

Premiums Paid for Similar Going Private Transactions

Burke studied recent going-private transactions of publicly traded financial institutions over the past two years that Burke deemed comparable.  By observing premiums paid in other similar transactions, Burke was able to estimate a range of comparable premiums to compute the redemption price for the proposed transaction.

The companies included in the analysis were:  Northway Financial Inc., Ohio State Bancshares Inc., South Street Financial Corporation, Harbor Bankshares Corporation, Home City Financial Corporation, County Bank Corporation, United Tennessee Bankshares Inc., Cherokee Banking Company, FC Banc Corporation, Guaranty Bancshares Inc., State of Franklin Bancshares Inc., Community Investors Bancorp Inc., Home Loan Financial Corporation, FFD Financial Corporation, and ASB Financial Corporation.

The selected companies had pursued a cash-out merger or reverse stock split transaction.  Burke calculated that the selected companies had paid their unaffiliated shareholders a market premium that averaged 5% to 10%.  Burke concluded that a 10% premium as relevant given the Company’s narrow trading range over the last year as well as the Company’s trading volume and liquidity.  After applying the 10% premium adjustment to the implied public equity valuation of $6.69, Burke determined the fair market valuation of the Company’s Common Stock from this approach was $7.36 per share.

Historical Trading Price and Volume

Burke studied the trading history, including volume of trades, of the Company’s Common Stock for the twelve-month period ending June 21, 2007.  Burke noted that during that twelve-month period the Common Stock traded 120 out of 251 trading days.  Burke noted that the average price per share of the Common Stock for the one-, three-, and twelve-month periods ended June 21, 2007 were, respectively, $6.37, $6.01, and $5.81 and the average daily trading volumes during such periods were, respectively, 226, 250, and 1,236.  Burke noted that the total number of Common Stock shares traded during the twelve-month period was 312,900.  In order to compute a fair market value per share for the fractional shares to be purchased as a result of the Reverse Stock Split, Burke used the weighted average share price for the most recent twenty closing prices.  After applying the 10% premium adjustment, discussed above, to such weighted average share price of $6.37, Burke determined the fair market valuation of the Company’s Common Stock from this approach was $7.01 per share.

Based upon these analyses, Burke delivered a written opinion dated July 29, 2007 to the Board of Directors that a price of $7.25 for each share of Common Stock was fair, from a financial point of view, as of the date of the opinion, to both those unaffiliated shareholders who will receive cash in lieu of fractional shares and those unaffiliated shareholders who will receive shares of New Common Stock as a result of the Reverse Stock Split.

Burke’s opinion does not address the underlying business decision to engage in the Reverse Stock Split.  Burke is not expressing an opinion or recommendation as to how shareholders should vote with respect to the Reverse Stock Split.  The full text of Burke’s opinion, which sets forth many of the assumptions made, matters considered, and limits on the review undertaken, is attached as Appendix C to this Proxy Statement with Burke’s consent.  The description of Burke’s opinion set forth herein is qualified in its entirety by reference to Appendix C and the text of the written opinion.

As noted above, the discussion in this section is merely a summary of the analyses and examinations that Burke considered to be material to its opinion.  It is not a comprehensive description of all analyses and examinations actually conducted by Burke.  The fact that any specific analysis has been referenced in the summary above is not meant to indicate that the analysis was given greater weight than any other analysis, except as said herein.  Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Burke’s view of the actual value of the Company.

In performing its analysis, Burke made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Company.  The analyses performed by Burke are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by those analyses.  The analyses do not purport to be appraisals or to reflect the prices at which any securities have traded or may trade at any time in the future.  Accordingly, those analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, and Burke does not assume any responsibility if future results are materially different from those projected.

Federal Income Tax Consequences.  The material federal income tax consequences to the Company and shareholders resulting from the Reverse Stock Split are summarized below.  The summary is based on existing United States federal income tax law, which may change, even retroactively.  This summary is not binding on the Internal Revenue Service (the “IRS”).  The applicable laws may be changed, resulting in United States federal tax consequences different from those set forth below.  The Company has not sought, and will not seek, any ruling from the IRS or opinion of counsel with respect to the statements made in the following summary, and there can be no assurance that the IRS will not take a position contrary to such statements or that any such contrary position taken by the IRS would not be sustained by a court.  There can be no assurance and none is given that the IRS or the courts will not adopt a position that is contrary to the statements contained in this summary.  This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances, and many shareholders may be subject to special tax rules.  The discussion is limited generally to shareholders who hold their Common Stock as a capital asset.  In addition, this summary does not discuss any state, local, foreign, or other tax considerations.  This summary assumes that shareholders have held the Common Stock as capital assets at all relevant times.

The issuance of the New Common Stock in exchange for the Common Stock will be treated as a tax-free recapitalization for federal income tax purposes.  Accordingly, the exchange of shares will not result in the recognition of gain or loss to a shareholder, and the adjusted tax basis of a shareholder in the stock and the holding period for such stock will not change.  If a shareholder acquired some of his or her shares of Common Stock at different times and a portion of those shares have been held for less than one (1) year (the currently required holding period for long-term capital gains treatment) at the time the Reverse Stock Split is effective, upon a subsequent sale of New Common Stock, the shareholder may have to bifurcate the shares of New Common Stock received in the exchange in fractional percentages to determine if the shareholder meets the long-term capital gain holding period with respect to all shares of New Common Stock at the time of any subsequent sale.  The exchange of shares should have no federal tax consequences to the Company.

Shareholders with fewer than 250 shares of Common Stock who receive cash in lieu of fractional shares will recognize a capital gain or loss to the extent of the difference between the shareholder’s tax basis in such shares and the amount of cash received in exchange therefore.  Such gain or loss will be long-term capital gain or loss if the shareholder has held the Common Stock for more than one (1) year.  Otherwise, such gain or loss will be short-term capital gain or loss.  Shareholders who acquired their Common Stock at different times will be required to compute any gain or loss separately with respect to each lot of Common Stock so acquired.  Long-term capital gain is currently taxed at a maximum rate of fifteen percent (15%) for federal income tax purposes.  The use of capital loss may be limited for federal income tax purposes.

Shareholders who own more than 250 shares of Common Stock and who would have a fractional interest as a result of the Reverse Stock Split will receive both shares of New Common Stock and cash in lieu of fractional shares.  The federal income tax treatment of the cash received will be as described above, unless the Reverse Stock Split has the “effect of the distribution of a dividend.”  If the Reverse Stock Split has the effect of the distribution of a dividend, the cash received in lieu of fractional shares will be treated as a dividend to the extent of the shareholder’s ratable share of the Company’s undistributed earnings and profits, and the balance of the cash will be treated as received in exchange for property.  Taxable gain or loss will be realized on this exchange of property equal to the difference between the portion of the cash not treated as a dividend and the shareholder’s adjusted tax basis that is allocable to the fractional share of Common Stock that is considered exchanged for cash.  Any basis not taken into account in computing gain or loss with respect to the fractional share of New Common Stock that is deemed redeemed from a shareholder will be added to the basis of the whole shares of New Common Stock received by such shareholder.  The federal income tax rules that determine whether the cash received will have the “effect of the distribution of a dividend” are beyond the scope of this discussion and should be discussed with a personal tax advisor.

THE FOREGOING DISCUSSION SUMMARIZING CERTAIN FEDERAL INCOME TAX CONSEQUENCES DOES NOT REFER TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF ANY SPECIFIC SHAREHOLDER, ESPECIALLY SHAREHOLDERS THAT DO NOT HOLD THEIR COMMON STOCK AS A CAPITAL ASSET.  SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE SPECIFIC AND DEFINITIVE ADVICE AS TO THE FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE TRANSACTION, AS WELL AS ADVICE AS TO THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

TERMS OF THE TRANSACTION

Amendment to Articles of Incorporation.  On June 29, 2007, the Company’s Board of Directors adopted a resolution to amend the Company’s Articles of Incorporation to effect a 1-for-250 reverse stock split of the Common Stock, with cash being paid in lieu of any resulting fractional shares as described under “Fractional Shares” below.  Assuming shareholder approval is received, the amendment to the Articles of Incorporation will become effective on or about [effective date].  The holders of New Common Stock following the Reverse Stock Split will have the same rights under Kentucky law as the holders of Common Stock had prior to the Reverse Stock Split.

When the Reverse Stock Split is effective, approximately 2,229 of the Company’s 2,388 shareholders will cease to be shareholders of the Company, thus permitting the Company to deregister its shares of common stock under the Exchange Act, since the Company will have fewer than 300 beneficial holders.  In addition, the number of shares of common stock outstanding will decrease from 1,586,111 to approximately 5,663.

The text of the amendment to the Company’s Articles of Incorporation effecting the Reverse Stock Split is attached as Appendix A to this Proxy Statement.

Fractional Shares.   No certificates for fractional shares of New Common Stock will be issued.  A fractional share arises in the instance of a shareholder who holds a number of shares of Common Stock that is not evenly divisible by 250, such that shares out of the shareholder’s total Common Stock holdings are equal to less than a full share of New Common Stock (a “fractional share”).  Such a shareholder will receive cash in the amount of $7.25 for each share of Common Stock that represents a fractional share of New Common Stock following the Reverse Stock Split.  Such fractional shares will be retired by the Company.  However, if a shareholder would prefer not to receive cash in lieu of fractional shares but would instead prefer to receive only New Common Stock, such a shareholder can purchase, prior to the Effective Date, such additional shares of Common Stock through the market, to the extent available, as may be necessary to make his or her holdings of Common Stock evenly divisible by 250 (and thereby not having a fractional share as a result of the Reverse Stock Split).  See “SPECIAL FACTORS - Fairness of the Transaction” for information on how the price to be paid for cash in lieu of fractional shares was determined.

Post-Split Exchanges and Transfers.   Letters of transmittal containing instructions regarding the submission of existing Common Stock certificates to exchange for New Common Stock certificates, cash, or some combination thereof, as appropriate, are being mailed to shareholders in conjunction with the mailing of this Proxy Statement.  No cash payment or delivery of a new certificate will be made to a shareholder until the Effective Date and until such shareholder’s outstanding certificates, together with the properly executed letter of transmittal, are received by the Company.  The Company will hold cash in lieu of fractional shares for the benefit of each applicable shareholder, without interest, until the shareholder tenders his or her shares of Common Stock along with the letter of transmittal.  It is possible that the Company will not be able to contact shareholders for whom the Company does not have a valid address.  In such instances, or in cases where shareholders fail to communicate with the Company, the Company may be required, under applicable escheat laws, to transfer the funds to be held by state authorities.

Shareholders will not be obligated to pay brokerage fees or commissions or any transfer taxes with respect to the sale of their fractional interests pursuant to the Reverse Stock Split.

Vote Required.  Under Kentucky law, the amendment to the Articles of Incorporation to accomplish the Reverse Stock Split requires the affirmative vote of a majority of the votes cast by all holders of Common Stock.  The Company’s directors and executive officers beneficially own approximately 64.5% of the outstanding shares of the Company’s Common Stock  (see “COMPANY INFORMATION – Information Regarding Directors and Officers”) and have indicated that they intend to vote “FOR” the Reverse Stock Split.  Assuming that the directors and executive officers of the Company vote as indicated, approval of the proposal is assured.  However, the Board of Directors reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse Stock Split is in the best interest of the Company.  See “– Reservation of Rights” below.

Reservation of Rights.  The Board of Directors reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse Stock Split is in the best interest of the Company.  The Board of Directors presently believes that the Reverse Stock Split is in the best interests of the Company and its unaffiliated shareholders, including both those who will be cashed out pursuant to the Reverse Stock Split and those who will remain as shareholders following the Reverse Stock Split.  Nonetheless, the Board of Directors believes that it is prudent to recognize that, between the date of this Proxy Statement and the Effective Date, factual circumstances could possibly change such that it might not be appropriate or desirable to complete the Reverse Stock Split at that time or on the terms currently proposed.  Such factual circumstances could include the number of dissenting shareholders, a material change to the Company’s business, or litigation affecting the Company’s ability to proceed with the Reverse Stock Split.  If the Board of Directors decides to withdraw or modify the Reverse Stock Split, the Board of Directors will notify the shareholders of such decision promptly in accordance with applicable rules and regulations.

INFORMATION ABOUT THE SPECIAL MEETING

The special meeting of shareholders to vote on the proposed Reverse Stock Split will be held on [meeting date] at [meeting time] at the offices of the Company located at 12910 Shelbyville Road, Suite 300, Louisville, Kentucky 40243 (the “Special Meeting”).  Only shareholders of record on the Record Date are entitled to notice of the Special Meeting and to cast a vote at the Special Meeting.  Each shareholder may cast one vote for each share of Common Stock owned on the Record Date.

Shareholders may vote by proxy by indicating on the enclosed proxy how they want their shares voted and signing, dating, and mailing the proxy in the enclosed postage-paid envelope.  Proxies will be voted in accordance with those instructions.  If a proxy is returned without giving specific voting instructions, those shares will be voted “FOR” the Reverse Stock Split.  The Company is not aware of any other matters to be presented at the Special Meeting except for those described in this Proxy Statement.  If any other matters not described in this Proxy Statement are properly presented at the Special Meeting, the persons named on the proxy will have the authority to vote shares for which they hold a proxy in their discretion and will vote them in accordance with any recommendations of the Board of Directors or otherwise in their discretion.  If the Special Meeting is adjourned to a later time, they may vote such shares at the new time as well, unless such proxies are revoked.

If a shareholder’s Common Stock is held in “street name,” the broker, bank, or other nominee holding such shares will send the shareholder directions to follow in order to give instructions on how to vote those shares.

If a proxy is submitted before the Special Meeting, it may be revoked by the shareholder at any time before it is voted.  The shareholder may revoke the proxy by (1) delivering written notice of revocation to the Secretary of the Company or (2) delivering a later-dated proxy or (3) voting in person at the meeting. If a shareholder’s Common Stock is held in “street name,” the broker, bank, or other nominee holding such shares will send the shareholder directions to follow in order to revoke or change any prior instructions on how to vote those shares.

To transact business at the Special Meeting, a majority of the outstanding Common Stock entitled to vote must be represented at the meeting in person or by proxy.  If a shareholder has returned a properly executed proxy or attends the meeting in person, that shareholder’s Common Stock will be counted for the purpose of determining whether a majority is represented, even if the shareholder wishes to abstain from voting on some or all matters introduced at the Special Meeting.  A “broker non-vote” can occur if shares are held by a broker, bank, or other nominee who does not have authority to vote on a particular matter.  Like abstentions, broker non-votes, if any, will be counted for determining whether a majority is represented at the Special Meeting.  Abstentions or broker non-votes are not counted as votes for or against a proposal.  As a result, they will not affect the outcome of the vote for the Reverse Stock Split.

COMPANY INFORMATION

General.  Citizens Financial Corporation’s executive offices are located at 12910 Shelbyville Road, Suite 300, Louisville, Kentucky 40243.  The Company’s telephone number is 502-244-2420.

Common Stock Information.  On June 29, 2007, 1,586,111 shares of the Company’s no par value Class A common stock were outstanding.  Each share is entitled to one vote.

The Common Stock is quoted on the Nasdaq Capital Market under the trading symbol CNFL.

The table below summarizes the quarterly range of bid quotations reported by Nasdaq for the Common Stock during 2005, 2006, and the first two quarters of 2007.

Quarter Ended	High Bid	Low Bid
June 30, 2007	$6.59	$5.65
March 31, 2007	6.60	5.78
December 31, 2006	6.84	4.20
September 30, 2006	6.58	4.56
June 30, 2006	8.07	5.81
March 31, 2006	6.62	2.70
December 31, 2005	7.50	6.25
September 30, 2005	8.75	6.50
June 30, 2005	9.00	7.01
March 31, 2005	10.00	6.75

The prices presented are bid prices, which reflect inter-dealer transactions and do not include retail markups and markdowns or any commission to the parties involved.  As such, the prices may not reflect prices in actual transactions.

The Company declared no common stock or cash dividends in 2006 or 2005 and there are no dividends in arrears.  At present, management anticipates that no dividends will be declared or paid with respect to the Company’s common stock during 2007 or in the foreseeable future.

Information Regarding Directors and Executive Officers.  Brief statements setting forth the business experience during the past five years of each of the Company’s directors and executive officers appear below.

John D. Cornett:  Mr. Cornett has served as Executive Vice President and Chief Operating Officer of the Company and President and Chief Operating Officer of each of the Company’s insurance subsidiaries since joining the Company in January 2007.  He was previously employed as Executive Vice President, Treasurer, and Assistant Secretary of Acap Corporation, whose principal business is life and health insurance, and also served as a director and executive officer of its life insurance subsidiaries.  Mr. Cornett was employed with Acap Corporation and its subsidiaries from November 1984 to December 2006. Mr. Cornett’s business address is Citizens Financial Corporation, Attention:  John Cornett, 12910 Shelbyville Road, Suite 300, Louisville, Kentucky 40243.

John H. Harralson, Jr:  Mr. Harralson. has served as a Director of the Company since 1990 and of each of the Company’s insurance subsidiaries since their acquisition by the Company and, in the case of one of the insurance subsidiaries, many years before.  He has been the editor of The Voice Tribune, a suburban weekly newspaper in Louisville, Kentucky, for more than five years.  Mr. Harralson’s business address is The Voice Tribune, Attn:  John Harralson, 3818 Shelbyville Road, Louisville, Kentucky 40207.

James T. Helton III:  Mr. Helton has served as Executive Vice President, Group Products of the Company and of the Company’s life insurance subsidiaries since joining the Company in September 2006.  From 2000 through 2006, he was employed as a consulting actuary for Covenant Insurance Consulting Services, a consulting firm specializing in insurance.  Mr. Helton’s business address is Citizens Financial Corporation, Attention:  James Helton, 12910 Shelbyville Road, Suite 300, Louisville, Kentucky 40243.

Len E. Schweitzer:  Mr. Schweitzer has served as Vice President, Accounting, of the Company since 1996, as Secretary of the Company since 1991, as Treasurer of the Company since March 2004, and as Chief Financial Officer of the Company and of each of its insurance subsidiaries since August 2005.  He has served as Secretary of one of the Company’s life insurance subsidiaries, Citizens Security Life Insurance Company since 1989, Vice President, Accounting, of that subsidiary since 1996 and as Vice President, Accounting, and Secretary of another of the Company’s life insurance subsidiaries, United Liberty Life Insurance Company since 1998, as Secretary of the Company’s property and casualty insurance subsidiary, Citizens Insurance Company, since 1999 and as Treasurer of that subsidiary since February 2004. Mr. Schweitzer’s business address is Citizens Financial Corporation, Attention:  Len Schweitzer, 12910 Shelbyville Road, Suite 300, Louisville, Kentucky 40243.

George A. Turk:  Mr. Turk has served as a Director of the Company and of each of the Company’s insurance subsidiaries since June 2004.  He has served as a Financial Analyst and Special Projects Manager for the National Underground Railroad Freedom Center, a non-profit corporation located in Cincinnati, Ohio, since 2002.  Prior to his service for the Freedom Center, he worked for thirty years at Arthur Andersen LLP.  During his tenure with Arthur Andersen, he served as Partner in Charge of Financial Services Practice for Kentucky and Ohio.  He retired from Arthur Andersen in 2001.  Mr. Turk’s business address is National Underground Railroad Freedom Center, Attention:  George Turk, 50 East Freedom Way, Cincinnati, Ohio 45202.

Thomas G. Ward:  Mr. Ward has served as a Director of the Company since 1990 and of each of the Company’s insurance subsidiaries since their acquisition by the Company and, in the case of one of the subsidiaries, many years before.  He has been President of Third Kentucky Cellular Corp., a cellular telephone company, in Lexington, Kentucky for more than five years.  Mr. Ward’s business address is Third Kentucky Cellular Corp., Attn: Thomas Ward, 447 Springhill Drive, Lexington, Kentucky 40503.

Darrell R. Wells:  Mr. Wells has served as President and Chief Executive Officer of the Company since 1995.  He has served as a Director and as Chairman of the Board of the Company since 1990 and as a Director, Chairman of the Board, and Chief Executive Officer of the Company’s insurance subsidiaries since February 2004.  His principal occupation for more than five years has been as the General Partner of Security Management Company, a financial management company in Louisville, Kentucky.  He serves on the Board of Directors of Churchill Downs Incorporated.  He is married to Margaret A. Wells.  Mr. Wells’ business address is Security Management Company, Attention:  Darrell Wells, 4350 Brownsboro Road, Suite 310, Louisville, Kentucky 40207

Margaret A. Wells:  Mrs. Wells has served as a Director of the Company since 1993 and of each of the Company’s insurance subsidiaries since February 2004.  For more than five years she has served as a civic volunteer in Louisville, Kentucky.  She is married to Darrell R. Wells.  Mrs. Wells’ business address is Security Management Company, Attention:  Margaret Wells, 4350 Brownsboro Road, Suite 310, Louisville, Kentucky 40207

Michael S. Williams:  Mr. Williams has served as Vice President of Marketing for Life and Health Products of the Company and Senior Vice President of Marketing for Life and Health Products of each of the Company’s insurance subsidiaries since joining the Company in May 2005.  From 1998 through 2003, he was a Regional Vice President of Fortis Family (now Assurant Preneed), whose principal business is life insurance, and immediately prior to joining the Company, he was an independent agent with Assurant Preneed.  Mr. Williams’s business address is Citizens Financial Corporation, Attention:  Michael Williams, 12910 Shelbyville Road, Suite 300, Louisville, Kentucky 40243.

None of the above-listed directors and officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors).  None of the above-listed directors and officers was a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.  All of the above-listed directors and officers are citizens of the United States of America.

Interest in Securities of the Company.  Set forth below is information with respect to shares of Company Common Stock, the only class of voting equity security of the Company, beneficially owned by the directors and executive officers of the Company as of June 29, 2007.  Darrell R. Wells and Margaret A. Wells are the only persons, entity, or group known to have been the beneficial owner of more than 5% of the Company’s Common Stock as of June 29, 2007.  The Company believes that each person named or included below has the sole voting and investment power with respect to the amount of Common Stock listed, with the exceptions noted.

			Pro Forma – Post Reverse Stock Split
Shareholder	Shares	Percent of Class	Shares	Percent of Class
Darrell R. Wells(1)	980,997(2)	61.8%	3,923	69.3%
Margaret A. Wells(1)	980,997(2)	61.8%	3,923	69.3%
John H. Harralson, Jr.	12,468	*	49	*
George A. Turk	0	-	0	-
Thomas G. Ward	24,169	1.5%	96	1.7%
Len E. Schweitzer	1,000	*	4	*
James T. Helton, III	0	-	0	-
Michael S. Williams	0	-	0	-
John D. Cornett	4,100	*	16	*
9 Directors and Executive Officers as a Group	1,022,734	64.5%	4,088	72.2%
* Less than 1%.
(1)       Margaret A. Wells, a director, is the wife of Darrell R. Wells.  Under the federal securities laws, a person is presumed to be the beneficial owner of securities held by members of the person’s immediate family sharing the same household.  Accordingly, the shares reported as beneficially owned by Mr. Wells and Mrs. Wells are the same shares.

(2)       Includes 250,830 shares held directly by Mr. Wells, 24,303 shares held directly by Ms. Wells, 66,573 shares held by SMC Retirement Trust for the benefit of Mr. Wells, 315,359 shares held by Security Trend Partners, 115,617 shares held by Exbury Partners, 8,000 shares held by SMC Advisors, Inc., 44,000 shares held in an irrevocable trust by Commonwealth Bank & Trust as trustee for the benefit of Darrell R. Wells, 89,000 shares held by the Darrell R. Wells money purchase pension plan, and 67,315 shares held by Commonwealth Bancshares, Inc.

Each of the above directors and executive officers owning Common Stock has indicated that (s)he intends to vote such Common Stock in favor of the Reverse Stock Split.  To the extent that any of the holdings of Common Stock by the above directors and executive officers is not evenly divisible by 250, such director or executive officer is subject to receiving cash in lieu of fractional shares pursuant to the Reverse Stock Split.

Purchases of Common Stock.   The table below summarizes the Company’s purchases of Common Stock during 2006 and 2007.  The Company made no purchases of Common Stock during 2005.

Quarter Ending	Shares Purchased	Price Range	Weighted Average Price
June 30, 2007	1,900	$6.25 - $6.45	$6.36
March 31, 2007	0	n/a	n/a
December 31, 2006	45,356	$5.01 - $6.55	$6.06
September 30, 2006	25,104	$5.56 - $6.50	$6.13
June 30, 2006	6,000	$6.54	$6.54
March 31, 2006	7,157	$6.51 - $6.67	$6.62

The only purchases of Common Stock by Mr. or Mrs. Wells during 2005, 2006, or 2007 are as detailed in the table below.

The table below describes the purchases of Common Stock by the Company, its executive officers, and its directors during 2007.

Purchaser	Transaction Date	# of Shares	Price Per Share	Manner of Purchase
The Company	June 15	400	$6.45	Open market
The Company	June 7	600	$6.45	Open market
John D. Cornett	May 29	500	$6.00	Privately negotiated
Margaret A. Wells	May 25	18,000	$6.50	Privately negotiated
The Company	May 22	900	$6.25	Open market
John D. Cornett	May 17	3,061	$6.00	Open market
John D. Cornett	May 17	75	$5.99	Open market
John D. Cornett	May 16	64	$5.85	Open market

Interests of Certain Parties in the Reverse Stock Split.     Beginning in December 2002, Mr. Wells has made loans to the Company to increase the capital and surplus of one of the Company’s life insurance subsidiaries and to provide for working capital, including bank debt service.  On June 29, 2007, such loans were consolidated under a Discretionary Revolving Line of Credit Note (“Line of Credit”) that enables the Company to borrow up to $7.5 million from Mr. Wells.  As of that date, the outstanding principal balance of amounts borrowed from Mr. Wells totaled $5,760,000.  The amounts borrowed pursuant to the Line of Credit are unsecured and bear interest payable quarterly at the greater of six percent (6%) per annum or one percent (1%) over the prime rate charged by an unaffiliated commercial bank (8.25% at June 29, 2007), reset on the first day of each calendar quarter.  By its terms, the outstanding principal under the Line of Credit is repayable on 90 days’ notice by Mr. Wells or on June 30, 2008. The Company anticipates that Mr. Wells will extend the maturity of the loan each year until the loan is repaid, although such extensions are not guaranteed.

The Company intends to finance the Reverse Stock Split and expenses associated with the Reverse Stock Split by drawing upon the Line of Credit.  The costs and expenses associated with the Reverse Stock Split are expected to be approximately $1,324,900.

The Company anticipates making future payments on the loan, both as to the portion of the principal attributable to the Reverse Stock Split and associated expenses as well as the portion of the principal balance outstanding prior to the Reverse Stock Split, from savings generated from the Reverse Stock Split.  It is anticipated that ongoing savings generated by the Reverse Stock Split will assist the Company in meeting its repayment obligations under the loan agreement, and to that extent, the Reverse Stock Split is expected to provide an ongoing benefit to Mr. Wells.   See “OTHER INFORMATION – Source and Amount of Funds.”

Certain Related Party Transactions.   Insurance regulatory statutes require the Insurance Subsidiaries to deposit portions of their assets in bank custodial accounts for the protection of policyholders. The Company utilizes Commonwealth Bank and Trust Company, which is controlled by Mr. Wells, as the principal custodian for the Company’s statutory deposits and other assets. The fees paid by the Company to the bank are based on the amount of assets held. For the fiscal year ended December 31, 2006 and the three months ended March 31, 2007, respectively, the Company paid $35,609 and $11,476 in fees to the bank (0.032% and .001%, respectively, of the Company’s average deposits and other assets held by the bank over those periods). Ms. Wells is also a director of the bank.

The Company has also agreed to reimburse Mr. Wells for fees he has incurred since March 2003 to maintain a $5,000,000 bank line of credit he obtained to fund loans to the Company.  The fee is equal to one-fourth of one percent (0.25%) of the undrawn amount of the line of credit, presently $1,500,000.  The total amount paid or accrued to Mr. Wells for interest on the amounts the Company has borrowed and fee reimbursements with respect to these obligations was approximately $417,500 in 2006, and $124,517 in the first three months of 2007.

In April 2004, in connection with the sale of its 1/16th interest in a shared ownership program for an airplane to SMC Advisors, Incorporated, the Company entered into a two-year arrangement to reimburse SMC Advisors, which is controlled by Mr. Wells, for 30% of the monthly turnkey management fees and any other maintenance fees charged by the program sponsor, plus 30% of SMC Advisors’ costs of financing the purchase, in exchange for the right to use the aircraft for up to 15 flight hours, which equaled 30% of the flight hours available to SMC Advisors. The Company’s total payments in respect of monthly fees and finance costs for 2005 were about $56,100. This arrangement ended April 30, 2006. Effective as of May 1, 2006, however, the parties entered into a similar arrangement for up to 10 flight hours (20% of the flight hours available to SMC Advisors) for a smaller airplane for which the monthly fees will be lower. In the new arrangement, the former 30% share of finance costs is replaced by a 20% capital charge payable quarterly at the greater of six percent (6%) per annum or one percent (1%) over the prime rate charged by an unaffiliated commercial bank, reset on the first day of each calendar quarter. The Company’s total payments in respect of monthly fees and other charges under both the 2004 and 2006 arrangements for the year ended December 31, 2006 and the three months ended March 31, 2007, respectively, were approximately $44,000 and $18,286.

The Company also manages two office buildings owned by partnerships controlled by Mr. Wells.  These partnerships have paid management fees to the Company based upon a percentage of rental income and leasing commissions according to a prescribed schedule, and also reimbursed certain salary expenses of the Company.  Beginning in September 2005, the partnerships employed an independent agent for leasing services to replace the Company.  For 2006, the partnerships paid the Company $158,372, consisting of management fees, leasing commissions, and salary reimbursement.  Such payments during the first three months of 2007 totaled $66,198.

OTHER INFORMATION

Dissenters’ Rights. Under Kentucky law, a shareholder who would receive cash in lieu of fractional shares as a result of the Reverse Stock Split may dissent and demand payment of the fair value of such fractional shares in cash if the Reverse Stock Split is consummated.  Generally, dissenters' rights are a shareholder's sole remedy for objecting to the Reverse Stock Split.  The following summary does not constitute a complete statement or summary of each provision of the Kentucky statutes relating to the rights of dissenting shareholders and the Company qualifies this discussion in its entirety by reference to Kentucky statutes which are attached as Appendix B hereto.  Accordingly, any holder of Company common stock intending to exercise dissenters' rights is urged to review Appendix B carefully and to consult legal counsel.  A dissenting Company shareholder must take each step in strict compliance with the applicable provisions of the statutes in order to perfect dissenters' rights.

A Company shareholder wishing to exercise dissenters' rights must deliver to the Company, prior to the vote on the Reverse Stock Split at the Special Meeting, a written notice of intent to demand payment for that shareholder's applicable shares if the Reverse Stock Split is consummated and must refrain from voting in favor of the Reverse Stock Split.

A Company shareholder intending to exercise dissenters' rights must give the written notice of intent in addition to and separate from any vote, in person or by proxy, against approval of the Reverse Stock Split.  A vote, in person or by proxy, against approval of the Reverse Stock Split will not constitute a written notice.  A Company shareholder intending to exercise dissenters' rights should send the written notice of intent to Citizens Financial Corporation, 12910 Shelbyville Road, Suite 300, Louisville, Kentucky 40243, Attention: Corporate Secretary.  The Company recommends that all required documents that you deliver by mail be sent registered or certified mail with return receipt requested.

COMPANY SHAREHOLDERS ELECTING TO EXERCISE THEIR DISSENTERS' RIGHTS UNDER KENTUCKY LAW MUST NOT VOTE FOR APPROVAL OF THE REVERSE STOCK SPLIT.  A VOTE BY A SHAREHOLDER AGAINST APPROVAL OF THE REVERSE STOCK SPLIT IS NOT REQUIRED IN ORDER FOR THAT SHAREHOLDER TO EXERCISE DISSENTERS' RIGHTS.  HOWEVER, IF A SHAREHOLDER RETURNS A SIGNED PROXY FORM BUT DOES NOT SPECIFY A VOTE AGAINST APPROVAL OF THE REVERSE STOCK SPLIT OR A DIRECTION TO ABSTAIN, THEN THE PROXY FORM, IF NOT REVOKED, WILL BE VOTED FOR APPROVAL OF THE REVERSE STOCK SPLIT, WHICH WILL HAVE THE EFFECT OF WAIVING THAT SHAREHOLDER'S DISSENTERS' RIGHTS.

If the Reverse Stock Split is approved, within ten days after the Special Meeting or any adjournment thereof, the Company will send to all shareholders exercising their dissenters' rights a dissenters' notice which:

•	states where the shareholder must send a demand for payment and where and when the shareholder must deposit stock certificates;

•	encloses a form for demanding payment that the dissenter must complete and return to the Company;

•	informs holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

•	establishes the date by which the Company must receive the demand for payment from the shareholder; and

•	encloses a copy of the relevant Kentucky statutes.

After a shareholder receives the dissenters' notice, the dissenter must deliver the demand for payment to the Company and deposit the dissenters' shares in accordance with the dissenters' notice.

Upon its receipt of the demand for payment, the Company will send to each dissenting shareholder a statement containing an estimate by the Company of the fair value of the dissenter's shares as of the day before the date of the Special Meeting, excluding any appreciation or depreciation in anticipation of the Reverse Stock Split unless exclusion would be inequitable, and payment based on that estimate plus accrued interest.  The Company will include with the payment an explanation of how the Company calculated interest along with the balance sheet of the Company as of the end of the most recent fiscal year, an income statement, a statement of changes in shareholders' equity, and the latest available interim financial statement.  In addition, the Company will inform the dissenter of the right to demand payment according to the dissenters' own estimate of the fair value.

Kentucky law does not require the Company to send payment with the statement of its estimate of fair value to a dissenter who was not a beneficial owner of the shares at the time of the first public announcement of the Reverse Stock Split, but rather may offer to purchase the shares based on the estimate. The shareholder must either accept that amount in full satisfaction or proceed with the exercise of dissenters' rights.

Within 30 days after the Company has delivered its estimate of fair value, a dissenting shareholder may notify the Company of the dissenting shareholder's estimate of the fair value of the shares and demand payment of the balance due under the estimate.  If the Company and the shareholder do not agree as to the fair value of the shares, then within 60 days after receiving the dissenter's payment demand, the Company must file a petition in the appropriate Kentucky county circuit court requesting the court to determine the fair value of the shares and the accrued interest.

If the Company fails to institute this proceeding, Kentucky law requires the Company to pay each dissenter whose demand remains unsettled the amount demanded.  Each dissenting Company shareholder who is a party to the proceeding is entitled to the amount, if any, by which the court finds the fair value of the dissenting shareholder's shares, plus interest, exceeds the amount paid by the Company.  In an appraisal proceeding, the county circuit court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court.  The court will assess costs against the Company, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment.  The court may also assess the fees and expenses of counsel and experts for the parties, in amounts the court finds equitable as follows:

•	against the Company and in favor of dissenters, if the court finds the Company did not substantially comply with the Kentucky statutory requirements for dissenters' rights; or

•
against either the Company or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to dissenters' rights provided by Kentucky law.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the Company, the court may award to counsel reasonable fees that the dissenters who benefited must pay from the amounts awarded.

If the Company does not consummate the Reverse Stock Split within 60 days after the deadline for demanding payment and depositing certificates, it must return all deposited shares and release any transfer restrictions imposed on uncertificated shares.  If the Company fails to do so, the dissenter may nevertheless proceed with the exercise of dissenters' rights, and the Company will have no further right to terminate the dissenters' rights by returning deposited shares.

A Company shareholder of record may dissent as to less than all of the stock registered in the shareholder's name only if the shareholder dissents with respect to all of the shares beneficially owned by any one (1) person.  The shareholder of record must notify the Company in writing of the name and address of each person on whose behalf the shareholder is asserting dissenters' rights.  In that event, the dissenters' rights shall be determined as if the shares as to which the shareholder has dissented and the shareholder's other shares were registered in the names of different shareholders.  A beneficial shareholder may assert dissenters' rights as to shares held on that shareholder's behalf only if the shareholder submits to the Company the record shareholder's written consent to the dissent no later than the time the beneficial shareholder asserts dissenters' rights, and dissents as to all shares of which the shareholder is the beneficial owner or over which the shareholder has the power to direct the vote.

COMPANY SHAREHOLDERS SHOULD BE AWARE THAT FAILURE TO PROCEED IN ACCORDANCE WITH THE PROVISIONS OF KENTUCKY LAW FOR DISSENTERS' RIGHTS MAY RESULT IN A LOSS OF ALL DISSENTERS' RIGHTS AND RESULT IN THEIR BEING BOUND BY THE TERMS OF THE REVERSE STOCK SPLIT.

Source and Amount of Funds.  The total amount of funds required by the Company to fund cash payments for fractional shares is estimated to be approximately $1,234,900.  In addition, the Company will pay all expenses in connection with the Reverse Stock Split, most, if not all, of which will have been paid prior to the Effective Date.  The following table sets forth the approximate amount of such expenses expected to be incurred in connection with the Reverse Stock Split.

Independent financial advisor fees and expenses	$20,000
Legal fees and expenses	50,000
Printing, solicitation, and mailing costs	15,000
Miscellaneous expenses	5,000
Total estimated expenses	$90,000

The Company plans to borrow the funds related to the Reverse Stock Split, estimated to total $1,324,900, from Mr. Wells.  The amounts borrowed will expand an existing loan agreement between the Company and Mr. Wells.  The outstanding principal under that loan agreement ($5,760,000 at June 29, 2007) is callable upon 90 days notice and is otherwise due on June 30, 2008.  Interest is payable quarterly at an annual rate equal to the greater of 6% or the prime lending rate plus 1%.  The Company anticipates making payments on the loan from savings generated from the Reverse Stock Split.  The Company anticipates that Mr. Wells will extend the maturity of the loan each year until the loan is repaid, although such extensions are not guaranteed.  The Company has not arranged an alternative source for financing the Reverse Stock Split in the event Mr. Wells fails to loan the Company the funds as indicated.

Financial Information.

Summary Historical Financial Information

The following summary consolidated financial information was derived from and should be read in conjunction with the Company’s audited consolidated financial statements presented in the Company’s Annual Report on Form 10-K as of December 31, 2006, as restated in the Company’s Current Report, as amended, on Form 8-K/A, as filed April 17, 2007, and from the Company’s unaudited consolidated financial statements presented in the Company’s Quarterly Report on Form 10-Q as of March 31, 2007, all of which are incorporated herein by reference.

	Three Months Ended 3/31/07	Year Ended 12/31/06	Year Ended 12/31/05
RESULTS OF OPERATIONS
Premiums and other considerations	$ 5,652,180	22,372,967	25,548,188
Net investment income	1,643,660	6,675,220	6,905,947
Net realized investment gains	48,622	4,041	780,265
Other income	142,843	223,276	188,507
Total revenues	7,487,305	29,275,504	33,422,907

Policy benefits and reserve change	4,396,109	17,296,838	20,851,098
General expenses	1,902,931	6,910,230	6,646,721
Interest expense	129,277	486,645	379,519
Other expenses	1,239,839	5,063,763	5,413,804
Total benefits and expenses	7,668,156	29,757,476	33,291,142

Pre-tax income (loss)	(180,851)	(481,972)	131,765
Income tax expense (benefit)	0	353,932	0
Net income (loss)	$ (180,851)	(835,904)	131,765

Net income (loss) per share	$ (0.11)	(0.51)	0.08

Ratio of earnings to fixed charges	(0.3989)	0.0096	1.3472
Dollar amount of deficiency	180,851	481,972	0

FINANCIAL POSITION
Cash and invested assets	$125,100,442	125,971,398	132,627,161
Other assets	21,573,911	21,308,151	20,597,636
Total assets	$146,674,353	147,279,549	153,224,797

Policy liabilities	$124,799,417	125,671,107	128,469,852
Notes payable	5,330,000	5,538,337	5,375,003
Other liabilities	1,975,190	1,954,060	2,135,938
Total liabilities	132,104,607	133,163,504	135,980,793
Common stock	1,588,011	1,588,011	1,671,628
Additional paid-in capital	6,650,197	6,650,197	7,081,921
Accumulated other comprehensive income (loss)	(421,472)	(1,056,024)	720,690
Retained earnings	6,753,010	6,933,861	7,769,765
Total shareholders’ equity	14,569,746	14,116,045	17,244,004
Total liabilities and shareholders’ equity	$146,674,353	147,279,549	153,224,797

Book value per common share	$9.17	8.54	10.32

Pro Forma Financial Information

The following pro forma financial information has been prepared based upon the assumption that the Reverse Stock Split was completed effective the first day of the period presented for the income statement and as of the date of the balance sheet.  This pro forma consolidated financial information is not necessarily indicative of the results that would have occurred had the Reverse Stock Split actually taken place at the respective time periods specified nor do they purport to project the results of operations for any future date or period.

	Three Months Ended 3/31/07		Year Ended 12/31/06
RESULTS OF OPERATIONS
Premiums and other considerations	$ 5,652,180		22,372,967
Net investment income	1,643,660		6,675,220
Net realized investment gains	48,622		4,041
Other income	142,843		223,276
Total revenues	7,487,305		29,275,504

Policy benefits and reserve change	4,396,109		17,296,838
General expenses	1,786,503	(1)	6,608,530	(1)
Interest expense	159,915	(2)	609,198	(2)
Other expenses	1,239,839		5,063,763
Total benefits and expenses	7,582,366		29,578,329

Pre-tax income (loss)	(95,061)		(302,825)
Income tax expense (benefit)	0		353,932
Net income (loss)	$ (95,061)		(656,757)

Net income (loss) per share	$ (0.06)		(0.44)

Ratio of earnings to fixed charges	0.4056		0.50296
Dollar amount of deficiency	95,061		302,825

FINANCIAL POSITION
Cash and invested assets	$125,276,233		126,240,576
Other assets	21,573,911		21,308,151
Total assets	$146,850,144		147,548,727

Policy liabilities	$124,799,417		125,671,107
Notes payable	6,654,900	(3)	6,863,237	(3)
Other liabilities	1,975,190		1,954,060
Total liabilities	133,429,507		134,488,404
Common stock	1,417,680	(4)	1,417,680	(4)
Additional paid-in capital	5,585,629	(4)	5,585,629	(4)
Accumulated other comprehensive income (loss)	(421,472)		(1,056,024)
Retained earnings	6,838,800		7,113,038
Total shareholders’ equity	13,420,637		13,060,323
Total liabilities and shareholders’ equity	$146,850,144		147,548,727

Book value per common share	$2,262.50		2,202.50
(1)	Includes estimated expense savings resulting from going private.
(2)	Includes estimated interest on amount borrowed to finance the Reverse Stock Split.
(3)	Includes estimated amount borrowed to finance the Reverse Stock Split.
(4)	Includes retirement of fractional shares purchased in connection with the Reverse Stock Split.

Shareholder Proposals for the 2008 Annual Meeting.   Shareholders are entitled to present proposals for action at a forthcoming meeting if they comply with applicable rules of the Securities and Exchange Commission and the Company’s bylaws.  If you would like for the Company to consider including a proposal in the Board of Directors’ proxy statement and form of proxy for presentation at the 2008 Annual Meeting of Shareholders, you must provide your notice to that effect, received in the Company’s offices not later than January 14, 2008.  If you intend to submit a proposal at the 2008 Annual Meeting of Shareholders but do not intend to include it in the Board of Directors’ proxy statement and form of proxy for that meeting, you must also provide notice to the Company, also received not later than January 14, 2008.  The notice in either case should include information regarding the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, your identity and share ownership (both direct and beneficial), and any interest you have in the proposal, as well as any additional information required by applicable laws.  You should send your notice described above, or a request for a copy of the relevant bylaws, to the Secretary of the Company at 12910 Shelbyville Road, Suite 300, Louisville, Kentucky 40243.

Available Information.  The Company is currently required to file reports and other information with the SEC under the Exchange Act.  Copies of these reports and other information are available at the SEC’s public reference facilities at 100 F Street, N.W., Washington, D.C. 20549.  Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.W., Washington, D.C. 20549.  These filings can also be viewed at the SEC’s website at http://www.sec.gov.

Incorporation of Certain Documents by Reference.     The SEC allows the Company to “incorporate by reference” the information it files with the SEC into this Proxy Statement.  This permits the Company to disclose important information to you by referring to these filed documents.  The information incorporated by reference is an important part of this Proxy Statement.  The following documents that the Company has filed with the SEC are incorporated by reference in this Proxy Statement:

•	its Annual Report on Form 10-K for the year ended December 31, 2006;

•	its Current Report, as amended, on Form 8-K/A, as filed April 17, 2007; and

•	its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement.

If you are a beneficial owner of the Company’s Common Stock and would like a copy of any of the information incorporated by reference in this Proxy Statement (other than exhibits to such information, unless such exhibits are specifically incorporated by reference into such information), the Company will provide it to you without charge.

If you would like to receive any of this information, please call or write the Company at:

Citizens Financial Corporation
Attn: Chief Financial Officer
12910 Shelbyville Road, Suite 300
Louisville, KY  40243
Telephone:  (502) 244-2420

You should make your request before________, 2007 to receive the information prior to the meeting.

Appendix A
ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION OF
CITIZENS FINANCIAL CORPORATION

I.             Name.  The name of the corporation is Citizens Financial Corporation.

II.            Text of Amendment.  Section B of Article VI of the corporation’s Articles of Incorporation shall be amended by adding the following as a new subsection [3]:

Each share of Class A stock issued and outstanding immediately prior to the time this amendment becomes effective (the “Effective Time”) shall be and is hereby automatically reclassified and changed (without any further act) into one-250th (1/250) of a fully paid and nonassessable share of Class A stock, provided that no fractional shares shall be issued.  Fractions of shares will be immediately cancelled and exchanged for cash in lieu thereof in an amount equal to $7.25 for each share held immediately prior to the Effective Time comprising the fraction.

III.           Adoption and Date of Adoption.  The foregoing amendment was approved by the board of directors of the corporation on June 29, 2007 and recommended and submitted to the holders of the Class A stock of the corporation, the only class of capital stock outstanding, at a special meeting of shareholders called and held in accordance with the Kentucky Revised Statutes on ____________.  As of the record date of that meeting, __________ shares of the corporation’s Class A stock were issued and outstanding and entitled to vote.  At that meeting, __________ undisputed shares were voted in favor of the amendment, __________ shares abstained, and __________ shares were voted against the amendment.  This represented approval by _____% of the total shares of Class A stock issued and outstanding and was sufficient for approval by the corporation’s shareholders.

IV.           Effective Time.  These Articles of Amendment shall become effective at 6:00 p.m., Eastern Time, on ____________.

____________, 2007

CITIZENS FINANCIAL CORPORATION

By:

Name:

Title:

Appendix B
KENTUCKY REVISED STATUTES

CHAPTER 271B

BUSINESS CORPORATIONS

SUBTITLE 13. DISSENTERS' RIGHTS

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

271B.13-010 Definitions for subtitle.

As used in this subtitle:
(1)
"Corporation" means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then, after consummation of the merger, "corporation" shall mean the surviving corporation.

(2)	"Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.
(3)
"Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

(4)
"Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5)
"Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)	"Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
(7)	"Shareholder" means the record shareholder or the beneficial shareholder.

271B.13-020 Right to dissent.

(1)	A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:
(a)	Consummation of a plan of merger to which the corporation is a party:
1.	If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or
2.	If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;
(b)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
(c)
Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(d)	An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
1.	Alters or abolishes a preferential right of the shares to a distribution or in dissolution;
2.	Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
3.	Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
4.	Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;
(e)	Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or
(f)
Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2)
A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

271B.13-030 Dissent by nominees and beneficial owners.

(1)
A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(2)	A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:
(a)	He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
(b)	He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

271B.13-200 Notice of dissenters' rights.

(1)
If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

(2)
If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220.

271B.13-210 Notice of intent to demand payment.

(1)	If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:
(a)	Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b)	Shall not vote his shares in favor of the proposed action.
(2)	A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

271B.13-220 Dissenters' notice.

(1)
If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

(2)
The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

(a)	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
(b)	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
(c)
Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d)
Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

(e)	Be accompanied by a copy of this subtitle.

271B.13-230 Duty to demand payment.

(1)
A shareholder who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

(2)
The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3)
A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle.

271B.13-240 Share restrictions.

(1)
The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

(2)
The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

271B.13-250 Payment.

(1)	Except as provided in KRS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS
271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.
(2)	The payment shall be accompanied by:
(a)
The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

(b)	A statement of the corporation's estimate of the fair value of the shares;
(c)	An explanation of how the interest was calculated; and
(d)	A statement of the dissenter's right to demand payment under KRS 271B.13-280.

271B.13-260 Failure to take action.

(1)
If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2)
If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure.

271B.13-270 After-acquired shares.

(1)
A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2)
To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under KRS 271B.13-280.

271B.13-280 Procedure if shareholder dissatisfied with payment or offer.

(1)
A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

(a)	The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;
(b)	The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or
(c)
The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(2)
A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

271B.13-300 Court action.

(1)
If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2)
The corporation shall commence the proceeding in the Circuit Court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3)
The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4)
The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

(5)	Each dissenter made a party to the proceeding shall be entitled to judgment:
(a)	For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or
(b)	For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

271B.13-310 Court costs and counsel fees.

(1)
The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

(2)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
(a)	Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or
(b)
Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

(3)
If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Appendix C

June 29, 2007

Board of Directors
Citizens Financial Corporation
The Marketplace, Suite 300 12910 Shelbyville Road
Louisville, KY  40243

Members of the Board of Directors:

Citizens Financial Corporation ("the Company") has engaged Burke Capital Group (“BCG”) to offer our estimate of the fair market value of the common stock of Citizens Financial Corporation in conjunction with the Company’s Plan of Reorganization (the “Plan”) in which the Company proposes to cash-out current shareholders with fewer than 250 shares at $7.25 per share through a reverse stock split.  All other shares will remain outstanding and be unaffected by the plan.  You have requested our opinion as to the fairness, from a financial point of view, of the consideration being paid to the shareholders who will be cashed-out as well as the effect of the plan on the shareholders who will not be cashed-out.

Burke Capital Group, L.L.C. (“Burke Capital”) is an investment banking firm which specializes in financial institutions, including insurance companies, in the United States. Citizens Financial Corporation has retained us to render our opinion to its Board of Directors.

In connection with this opinion, we have reviewed, among other things:

(i)	certain publicly available financial statements and other historical financial information of Citizens Financial that we deemed relevant;

(ii)	2007 projected earnings, budgets and estimates for Citizens Financial prepared by management of Citizens Financial;

(iii)	the outlook with regard to the insurance industry, both locally and on a national scale;

(iv)	a comparison of certain financial information for Citizens Financial with similar publicly available information for certain other life insurance companies;

(v)	the current market environment generally and the insurance environment in particular;

(vi)	such other information, financial studies, analyses and investigations, and financial, economic and market criteria as we considered relevant;

(vii)	the nature and terms of certain other “going private” transactions that it believed to be relevant;

(viii)	the valuation of the voting shares of common stock Citizens Financial prepared by Burke Capital; and

(ix)	recent trading activity of Citizens Financial

In performing our review, we have relied upon the accuracy and completeness of the financial and other information that was available to us from public sources, that Citizens Financial or their respective representatives provided to us or that was otherwise reviewed.  We have further relied on the assurances of management of Citizens Financial that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading.  We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof.  We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Citizens Financial or any of its subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals.  We did not make an independent evaluation of the adequacy of the policy reserves of Citizens Financial, nor have we reviewed any individual insurance policies relating to Citizens Financial.   With respect to the 2007 earnings and balance sheet estimates for Citizens Financial, we assumed, with your consent, that they reflected the best currently available estimates and judgments of the respective future financial performances of Citizens Financial and that such performances will be achieved. We express no opinion as to such earnings estimates or financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Citizens Financial’s assets, financial condition, and results of operations, business or prospects since the date of the most recent financial statements made available to us, which is March 31, 2007. We have assumed in all respects material to our analysis that Citizens Financial will remain as a going concern for all periods relevant to our analyses.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the price at which Citizens Financial’s common stock may trade at any time.

We will receive a fee for our services as financial advisor to Citizens Financial and for rendering this opinion.

This opinion is directed to the Board of Directors of Citizens Financial and may not be reproduced, summarized, described or referred to or given to any other person without our prior consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, that the consideration being paid to the shareholders who will be cashed out is fair from a financial point of view.  Furthermore, it is our opinion that the effect of the plan on the shareholders who will remain intact is fair from a financial point of view.

Very Truly Yours,

/s/ Burke Capital Group, L.L.C.

PROXY
CITIZENS FINANCIAL CORPORATION
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON __________, 2007

The undersigned hereby appoints Len E. Schweitzer and John D. Cornett, or each or either of them, with full power of substitution, as true and lawful agents and proxies, to vote all shares of no par value Class A common stock of Citizens Financial Corporation that the undersigned is entitled to vote at the Special Meeting of Shareholders to be held at the office of the Company, 12910 Shelbyville Road, Suite 300, Louisville, Kentucky on _______, 2007, at ____.m. Eastern Time, and any adjournments thereof.

THE PROXIES WILL VOTE ON THE PROPOSAL SET FORTH IN THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, AS SPECIFIED IN THIS PROXY AND ARE AUTHORIZED TO VOTE AT THEIR DISCRETION AS TO ANY OTHER BUSINESS WHICH MAY COME PROPERLY BEFORE THE MEETING AND AS TO WHICH MANAGEMENT DOES NOT HAVE REASONABLE NOTICE PRIOR TO THE MEETING.  IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE FOR APPROVAL OF THE PROPOSAL.

The Board of Directors recommends a vote “FOR” the following proposal:

1.	REVERSE STOCK SPLIT
A proposal to approve an amendment to Citizens Financial Corporation’s Articles of Incorporation to effect a 1-for-250 reverse stock split and the repurchase of all resulting fractional shares of common stock as more fully described in the accompanying Notice of Special Meeting and Proxy Statement.

❑ FOR                                ❑ AGAINST                                ❑ ABSTAIN

THIS PROXY IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.
PLEASE DATE AND SIGN ON THE REVERSE SIDE

Date
PLEASE SIGN EXACTLY AS NAME APPEARS BELOW

Signature

Signature

When shares are held by joint tenants both should sign. When signing as attorney, administrator, trustee, or guardian please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE DATE, SIGN, AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROMPTLY. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.